EXECUTION COPY
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                                                                     EXHIBIT 2.1

                ASSIGNMENT, BILL OF SALE AND ASSUMPTION AGREEMENT


     KNOW ALL MEN BY THESE PRESENTS, that MathSoft, Inc., a Massachusetts corporation having its principal offices at 101 Main Street, Cambridge, Massachusetts ("Transferor"), for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged hereby sells, exchanges, transfers, assigns and conveys unto MathSoft Engineering & Education, Inc., a Delaware corporation having its principal offices at 101 Main Street, Cambridge, Massachusetts ("Transferee"), its successors and assigns, all of the right, title and interest of Transferor in and to the assets and contracts set forth on Schedule A hereto (the "Transferred Assets"). Transferee hereby assumes and
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agrees  to  pay, perform, or discharge all debts, liabilities and obligations of
Transferor  set  forth  on  Schedule  B  hereto  as  the  same may become due in
                            -----------
accordance with their terms from and after the date hereof (each a "Liability" and collectively, the "Transferred Liabilities" and, together with the Transferred Assets, the "Business"). Any asset that is not a Transferred Asset shall be deemed an "Excluded Asset" and any liability that is not a Transferred Liability (regardless of whether such liability is accrued, contingent, absolute, asserted or unasserted, known or unknown, determined, determinable or otherwise) shall be deemed an "Excluded Liability." The assets of Transferor consisting of intellectual property and certain proprietary rights are being transferred to Transferee simultaneously herewith pursuant to an Intellectual Property Agreement between the parties to this Agreement.

     (a)     Covenant  of Transferor.  Transferor does hereby covenant and agree
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that  it  will from time to time, if requested by Transferee, its successors and assigns, do, execute, acknowledge and deliver, or will cause to be done, executed and delivered to Transferee or its successors and assigns, such and all further acts, transfers, assignments, and additional papers and instruments, and cause to be done all acts or things as often as may be proper or necessary for better assuring, conveying, transferring and assigning all of the said assets hereby conveyed, transferred or assigned, and effectively to carry out the intent hereof, and to vest in Transferee the entire right, title and interest of Transferor in and to all of the Business.

     (b)     Indemnification.
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          (i)     Transferor hereby indemnifies Transferee against and agrees to hold Transferee harmless to the fullest extent permitted by law from and against any and all damages, losses, liabilities, diminution in value, fines, penalties, costs and expenses of any kind or nature whatsoever (whether or not arising out of a third-party claim and including reasonable expenses of investigation, defense or settlement of the foregoing and reasonable attorneys' fees and disbursements) (collectively, "Losses") incurred or suffered by Transferee arising out of (i) any Excluded Liability or (ii) any liability arising in connection with the conduct of the Business prior to the Closing Date (other than a Transferred Liability).


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          (ii)     Transferee  hereby  indemnifies Transferor against and agrees to hold it harmless from any Losses incurred or suffered by Transferor arising out of (i) any Transferred Liability or any liability of the Transferee or MathSoft Corporate Holdings, Inc. after the Closing (other than an Excluded Liability) or (ii) any liability arising in connection with the conduct of the Business after the Closing (other than an Excluded Liability).

     (c)     Closing  Balance  Sheet.
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          (i)     Attached  hereto as Schedule C is a Pro Forma Balance Sheet of
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the  Business  as of December 31, 2000 (the "Pro Forma Balance Sheet").  As soon as reasonably practicable following the Closing Date, and in any event within fifteen calendar days thereof, Transferor shall prepare and deliver to Transferee a balance sheet of the Business as at the close of business on the Closing Date (the "Closing Balance Sheet"). Transferor and its accountants may consult with Transferee, and shall have reasonable access during normal business hours to the books and records of the Business during the preparation of the
Closing  Balance  Sheet.    The  Closing  Balance Sheet shall (i) be prepared in
accordance with United States generally accepted accounting principles ("GAAP"), and (ii) fairly present in all material respects the financial position of the Business as at the close of business on the date immediately preceding the Closing Date calculated on a basis consistent with the Pro Forma Balance Sheet.

          (ii) Transferee may dispute any element of the Closing Balance Sheet by notifying Transferor of such disagreement in writing, setting forth in detail the particulars of such disagreement, within fifteen days after its receipt of the Closing Balance Sheet. In the event that Transferee does not provide such a notice of disagreement within such fifteen-day period, Transferee shall be deemed to have accepted the Closing Balance Sheet which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Transferor and Transferee shall use their reasonable best efforts for a period of fifteen days (or such longer period as they mutually agree) to resolve any disagreements with respect to the Closing Balance Sheet, and the transfer or non-transfer of any assets and the assumption or non-assumption of any liabilities. If, at the end of such period, they are unable to resolve such disagreements, then an independent accounting firm of recognized national standing as may be mutually selected by Transferor and Transferee (the "Auditor") shall resolve any remaining disagreements as promptly as practicable, but in any event within sixty days of the date on which such dispute is referred to the Auditor. The fees and expenses of the Auditor shall be paid one-half by Transferor and one-half by Transferee. The determination of the Auditor shall be final, conclusive and binding on the parties.

     (d)     Consents.  Notwithstanding  any  other provision of this Agreement,
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this Agreement shall not constitute an agreement to assign any contract or lease requiring a third-party consent if such an agreement to assign or an attempted assignment would constitute a breach thereof. Transferor (until March 31, 2001) and Transferee will each use commercially reasonable efforts (but, with respect to Transferor, without the payment of any money) to obtain the consent of the other parties to any such contract or lease for the assignment thereof to Transferee as Transferee may request. If such consent is not obtained in relation to any of the assigned contracts listed on Schedules A and B and unless and until any such contract or lease shall be so assigned, Transferor and Transferee will cooperate in a mutually agreeable arrangement under which


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Transferee  would obtain the benefits and assume the obligations thereunder on a basis consistent with this Agreement, including subcontracting, sub-licensing or subleasing to Transferee, or under which Transferor would enforce for the benefit of Transferee (but only to the extent that such performance is permitted by such contract or lease), with Transferee assuming Transferor's obligations and any and all rights of Transferor against a third party thereto from the Closing Date on such terms as shall (insofar as aforesaid) give to MEE the benefits and obligations of each such contract or lease or to the same extent as if the same had been assigned to MEE.

     (e)     Miscellaneous.
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          (i)     No  waiver  of  a condition by either Transferor or Transferee shall  limit  its  rights  under  this  Agreement.

          (ii) This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without regard to the conflicts of laws rules of such state.



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     IN WITNESS WHEREOF, Transferor and Transferee have caused this Agreement to be made effective as of this 23 day of January, 2001, immediately preceding the execution and delivery of that certain Stock Purchase Agreement of even date herewith to be entered into by MathSoft, Inc., MathSoft Corporate Holdings, Inc. and MathSoft Engineering & Education, Inc. (the "Stock Purchase Agreement") and this Agreement shall remain in full force and effect following the consummation of the transactions contemplated by the Stock Purchase Agreement.


                                        MATHSOFT,  INC.

                                        By:  /s/  Charles J. Digate
                                           -------------------------------------
                                        Title:  /s/  Chief Executive Officer and
                                        President

                                        MATHSOFT  ENGINEERING  &
                                        EDUCATION,  INC.

                                        By:  /s/  Dermot P. O'Grady
                                           -------------------------------------
                                        Title:  Vice  President


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